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                                                               EXHIBIT 23.4

                           CONSENT OF WINE SPECTATOR


     We hereby consent to the reference to our company in the Prospectus which is a part of the Registration Statement on Form S-1 under the captions "Summary" and "Business". In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term "expert" as used in the Securities Act.




WINE SPECTATOR


/s/ NIKI SINGER
-------------------------
Name: Niki Singer
Title: Sr. Vice President
June 16, 1998